Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer

925-979-3979

Longs Drug Stores Purchases

Network Pharmaceuticals, Inc.

WALNUT CREEK, California (June 12, 2006) – Longs Drug Stores Corporation (NYSE: LDG) announced today that it has purchased the assets of Network Pharmaceuticals, Inc. including 21 retail pharmacies, one wholesale pharmacy and one closed door pharmacy for approximately $10 million, plus inventory.

The retail pharmacies average approximately 1,100 square feet and are located within or near medical office buildings, clinics and hospital lobbies. The wholesale pharmacy sells to physicians and health care providers in the local area. The closed door pharmacy specializes in providing prescription delivery services to patients residing in hospice, long-term care and mental health facilities.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to the acquisition of Network Pharmacies, and the company’s plans for the Network Pharmacies business, and are indicated by such words or phrases as “projects, expects, estimates, goals, plans,” or similar words or phrases. These statements are based on the Company’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, and other factors described from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission. Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

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ABOUT LONGS DRUG STORES

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Longs Drugs now operates 498 retail stores including 477 Longs Drugs and the acquired 21 Network Pharmacies. Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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